[Letterhead of]

CRAVATH, SWAINE & MOORE LLP

[New York Office]

June 18, 2012

The Fresh Market, Inc.

Ladies and Gentlemen:

We have acted as counsel for The Fresh Market, Inc., a Delaware corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Prospectus Supplement, dated June 12, 2012, of the Company (the “Prospectus Supplement”), filed with the Commission and relating to the offer and sale under the Securities Act of an aggregate of 11,538,112 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), in accordance with the underwriting agreement, dated June 12, 2012 among Morgan Stanley & Co. LLC, as the underwriter, the Company and the selling stockholders named therein.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Registration Statement; (b) the Certificate of Incorporation of the Company; (c) the Amended and Restated Bylaws of the Company; and (d) resolutions adopted by the Board of Directors of the Company on June 6, 2012 and by the Board of Directors and shareholders of the Company on November 4, 2010.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents. We have relied, with respect to certain factual matters, on representations of officers of the Company.

Based on the foregoing and in reliance thereon, and subject to compliance with applicable state securities laws, we are of opinion that the Common Stock is validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the Delaware General Corporation Law and the Federal laws of the United States of America.

We are aware that we are referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement and in the Prospectus Supplement. We hereby consent to such use of our name therein and to the filing of this opinion as Exhibit 5 to the Company’s Current Report on Form 8-K filed on June 18, 2012, and to the incorporation by reference of this opinion into the Registration Statement. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

The Fresh Market, Inc.

628 Green Valley Road, Suite 500

Greensboro, NC 27408

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